SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                                                  Commission File Number  0-3947

                                  HACH COMPANY
             (Exact name of registrant as specified in its charter)

                               5600 Lindberg Drive
                                  P.O. Box 389
                            Loveland, Colorado 80537
                                 (970) 669-3050
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
                              Class A Common Stock
            (Title of each class of securities covered by this Form)

                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)       [X]      Rule 12h-3(b)(1)(ii)      [ ]
            Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(2)(i)       [ ]
            Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(ii)      [ ]
            Rule 12g-4(a)(2)(ii)      [ ]      Rule 15d-6                [ ]
            Rule 12h-3(b)(1)(i)       [X]

                   Approximate number of holders of record as
                     of the certification or notice date: 1


          Pursuant to the requirements of the Securities Exchange Act of 1934, Hach Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  July 15, 1999                     BY: /s/      Gary R. Dreher
                                             -----------------------------------
                                             Name:    Gary R. Dreher
                                             Title:   Vice President and
                                                      Chief Financial Officer